Exhibit 99.1

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y.--(BUSINESS WIRE)--February 18, 2010--Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.6 million on revenue of $50.4 million for the quarter ended December 31, 2009. For the fourth quarter of 2008, the company reported an operating loss of $0.3 million on revenue of $49.2 million.

The increase in revenue reflects a $13.7 million increase in Communications Systems revenue offset by lower Non-rechargeable and Rechargeable Product revenues. Revenue for Design and Installation Services was $4.8 million compared to $4.4 million for the same quarter last year.

Gross margin for the fourth quarter of 2009 was $11.9 million, or 23.7% of revenue, compared to $9.8 million, or 19.8% of revenue, for the same quarter a year ago, reflecting an increased weight of high-margin communications systems revenue and higher non-rechargeable product gross margin partially offset by lower rechargeable product gross margin. Included in gross margin for the fourth quarter of 2009 was a $0.6 million provision for slow moving inventory in the Communications Systems segment. Operating expenses for the fourth quarter of 2009 totaled $10.3 million compared to $10.0 million a year ago. Net income for the fourth quarter of 2009 was $0.8 million, or $0.05 per share, compared to $0.2 million, or $0.01 per share, for the same quarter in 2008.

For the full year ended December 31, 2009 revenue totaled $172.1 million compared to $254.7 million for 2008. The company reported an operating loss of $7.4 million compared to operating income of $17.3 million for 2008. Net loss for 2009 was $9.2 million, or $0.54 per share, compared to net income of $13.7 million, or $0.78 per share, for the prior year.

“We restored profitability in the fourth quarter on improved revenue mix of higher-margin products and ongoing control over operating expenses,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “The actions we have taken this year to hone our organizational structure, improve manufacturing efficiencies and lower the cost basis of the business culminated in improved returns in the fourth quarter. In addition, we have significantly strengthened the balance sheet: we reduced inventory from a high of $51.2 million as of the end of the second quarter to $35.5 million as of the end of the year, and the opening balance on our new revolving credit facility with RBS Business Capital is $10 million, down from the $26.6 million we had outstanding on the previous credit facility as of the end of the third quarter.”

Kavazanjian added, “Our priority in 2010 is to deliver profitability at a level of $177 million in revenue. Additional revenue is expected to come from selling products with higher engineered content such as our SATCOM-on-the-Move systems and tactical repeater products, further penetrating international markets for battery and energy products and communications systems, and realizing our opportunities in the fast growing energy storage market.

“Above all, we remain keenly focused on driving earnings growth through continued improvements in gross margin on our existing business, increasing the mix of new higher-margin products and services and holding quarterly operating expenses between $10 million and $11 million,” Kavazanjian concluded. “Our diverse portfolio of battery and energy products, communication systems and energy services positions us to move deeper into power-centric applications, enabling our customers to migrate to next-generation power solutions.”

Outlook

The company’s 2010 operating plan calls for the company to generate revenue of $177 million and operating income of approximately $4.6 million on the base business. Management cautions that the timing of orders and shipments may cause some variability in quarterly results.

Segment Reporting

Beginning with the first quarter of fiscal 2010, management intends to realign its reporting segments. The Non-rechargeable Products and Rechargeable Products segments will be combined into a segment called Battery & Energy Products. The Communications Systems segment will include the company’s RedBlack Communications business, which currently is included in the Design & Installation Services segment. The Design & Installation Services segment, to be renamed Energy Services, will continue to encompass the company’s standby power business.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 18, 2010 at http://investor.ultralifecorp.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Twelve-Month Periods Ended

	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Revenues:
Non-rechargeable products	$12,842	$20,020	$65,697	$68,076
Rechargeable products	9,650	15,443	42,295	34,691
Communications systems	23,046	9,397	43,448	136,072
Design and installation services	4,812	4,362	20,669	15,861
Total revenues	50,350	49,222	172,109	254,700

Cost of products sold:
Non-rechargeable products	9,974	16,442	53,293	57,285
Rechargeable products	7,959	12,385	33,178	27,873
Communications systems	15,949	6,825	30,391	99,267
Design and installation services	4,533	3,816	18,387	13,332
Total cost of products sold	38,415	39,468	135,249	197,757

Gross margin	11,935	9,754	36,860	56,943

Operating expenses:
Research and development	2,298	2,231	9,540	8,138
Selling, general, and administrative	8,013	7,816	34,682	31,500
Total operating expenses	10,311	10,047	44,222	39,638

Operating income (loss)	1,624	(293)	(7,362)	17,305

Other income (expense):
Interest income	7	19	27	37
Interest expense	(490)	(150)	(1,492)	(967)
Gain on insurance settlement	-	-	-	39
Gain on debt conversion	-	-	-	313
Miscellaneous	(165)	843	(13)	777
Income (loss) before income taxes	976	419	(8,840)	17,504

Income tax provision-current	12	113	31	582
Income tax provision-deferred	88	149	360	3,297
Total income taxes	100	262	391	3,879

Net income (loss)	876	157	(9,231)	13,625

Net (income) loss attributable to noncontrolling interest	(36)	20	(10)	38

Net income (loss) attributable to Ultralife	$840	$177	$(9,241)	$13,663

Net income (loss) attributable to Ultralife common shareholders - basic	$0.05	$0.01	$(0.54)	$0.79
Net income (loss) attributable to Ultralife common shareholders - diluted	$0.05	$0.01	$(0.54)	$0.78

Weighted average shares outstanding - basic	16,960	17,293	16,989	17,230
Weighted average shares outstanding - diluted	16,963	17,353	16,989	17,681

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2009	2008

Current assets:
Cash and investments	$6,094	$1,878
Trade accounts receivable, net	32,449	30,588
Inventories	35,503	40,465
Prepaid expenses and other current assets	1,912	2,242
Total current assets	75,958	75,173

Property and equipment	16,648	18,465

Other assets
Goodwill, intangible and other assets	38,560	35,949

Total Assets	$131,166	$129,587

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$19,082	$1,425
Accounts payable	19,177	20,255
Other current liabilities	9,875	10,556
Total current liabilities	48,134	32,236

Long-term liabilities:
Long-term debt and capital lease obligations	267	4,670
Other long-term liabilities	4,651	4,528
Total long-term liabilities	4,918	9,198

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,831	1,815
Capital in excess of par value	169,064	167,259
Accumulated other comprehensive loss	(1,256)	(1,930)
Accumulated deficit	(84,021)	(74,780)
	85,618	92,364
Less -- Treasury stock, at cost	7,558	4,232
Total Ultralife equity	78,060	88,132
Noncontrolling interest	54	21
Total shareholders' equity	78,114	88,153

Total Liabilities and Shareholders' Equity	$131,166	$129,587

CONTACT:
Company:
Ultralife Corporation
Julius Cirin, 315-332-7100
jcirin@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com